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                                                                      EXHIBIT 5

                                 March 3, 2000



HealthTronics, Inc.
425 Franklin Road, Suite 545
Marietta, Georgia  30067

                  Re: Form S-8 Registration Statement of HealthTronics, Inc.; Registration of 800,000 Shares of Common Stock, $1 par value, under the HealthTronics, Inc. Option Plan

Ladies and Gentlemen:

                  We have acted as counsel to HealthTronics, Inc. (the "Company") in connection with the execution and filing of the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the "Registration Statement"), providing for the registration of 800,000 shares of Common Stock, $1 par value per share, of the Company (the "Shares"), issuable by the Company in connection with the Company's Option Plan (the "Plan"). We are rendering this opinion to you pursuant to Item 601(b)(5) of Regulation S-K.

                  In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

                  On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                         Very truly yours,

                                                         /s/ Miller & Martin LLP

                                                         Miller & Martin LLP

/pym